UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 FORM 8-K/A

(Amendment No. 1)

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 1, 2024 (August 23, 2024)

 UNIVERSAL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

 Virginia

(State or Other Jurisdiction of Incorporation)

001-00652	54-0414210
(Commission File Number)	(IRS Employer Identification No.)

9201 Forest Hill Avenue,	Richmond,	Virginia	23235
(Address of Principal Executive Offices)			(Zip code)

(804) 359-9311

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	UVV	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 29, 2024, Universal Corporation (the “Company”) filed with the Securities and Exchange Commission (“SEC”) a Current Report on Form 8-K (the “Initial 8-K”) announcing that on August 23, 2024, the Board of Directors (the “Board”) of the Company named Preston D. Wigner, Senior Vice President, as Chairman of the Board (“Chairman”), President and Chief Executive Officer of the Company (the “Appointment”), effective October 1, 2024 (the “Effective Date”). Additionally, the Initial 8-K disclosed that George C. Freeman, III, will retire as Chairman, President and Chief Executive Officer and as a member of the Board on the Effective Date and continue as Vice Chair of the Company, a non-executive employee role, through December 31, 2024, and then as Senior Advisor, an independent contractor role, through March 31, 2025.

In accordance with Instruction 2 to Item 5.02 of Form 8-K, the Company is filing this Form 8-K/A to the Initial Form 8-K (this “Amendment No. 1”) to provide information regarding material changes to Mr. Wigner’s compensation arrangements as a result of the Appointment (the “Wigner Compensation Changes”) and Mr. Freeman’s retirement (the “Freeman Compensation Changes”), which arrangements had not been determined at the time of the filing of the Initial 8-K. The Wigner Compensation Changes and the Freeman Compensation Changes, as described below, were approved by the Compensation Committee (the “Compensation Committee”) of the Company’s Board on September 25, 2024.

In connection with the Appointment and beginning on the Effective Date, Mr. Wigner’s annual base salary will be increased to $800,000 (“New Base Salary”). In addition, Mr. Wigner’s target bonus opportunity percentage has been adjusted to 100% of his New Base Salary beginning on the Effective Date. In addition, as of the Effective Date, Mr. Wigner’s annual long-term incentive equity awards will be increased to a target award value of $1,600,000. In addition, on the Effective Date, Mr. Wigner will receive a one-time top-up grant of restricted stock units (“RSUs”) under the Company’s 2023 Stock Incentive Plan equal to approximately $2 million based on the volume-weighted average price from August 1, 2024 to September 30, 2024, one-third of such RSUs vesting annually over a three-year period. Consistent with RSUs granted in connection with the fiscal year 2025 long term equity incentive awards, such RSUs earn dividend equivalent units during the respective vesting periods, which only vest when the underlying RSU awards vest. Other than the annual vesting as described above, vesting of the RSUs (and the earned dividend equivalent units) is consistent with the terms of Mr. Wigner’s annual long-term incentive equity awards except the RSUs are forfeitable if Mr. Wigner terminates his employment with the Company prior to the vesting date(s).

In connection with Mr. Freeman’s retirement and beginning on the Effective Date, Mr. Freeman’s annual base salary will be adjusted to $670,000 through December 31, 2024. Mr. Freeman remains eligible to receive his previously awarded fiscal year 2025 annual incentive award pro-rated to the Effective Date. In addition, Mr. Freeman will receive a lump sum amount of $140,000 as compensation for his service as Senior Advisor, an independent contractor role, through March 31, 2025.

Except as expressly set forth herein, this Amendment No. 1 does not amend the Initial 8-K in any way and does not modify or update any other disclosures contained in the Initial 8-K. This Amendment No. 1 supplements the Initial 8-K and should be read in conjunction with the Initial 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIVERSAL CORPORATION

Date:October 1, 2024	By:	/s/ Catherine H. Claiborne
Catherine H. Claiborne
Vice President, General Counsel, and Secretary